EXHIBIT 19.2












       The Financial Statements and Supplemental Schedules for the 401(k) Stock
                Purchase Plan for Employees of Cullen/Frost Bankers, Inc.
                     for the years ended December 31, 1996 and 1995

                                         401(k) Stock Purchase Plan
                                         for the Employees of
                                         Cullen/Frost Bankers, Inc.
                                         and Its Affiliates

                                         Financial Statements
                                         and Supplemental Schedules

                                         Years Ended December 31, 1996 and 1995
                                         with Report of Independent Auditors

                        401(k) Stock Purchase Plan for the Employees of
                         Cullen/Frost Bankers, Inc. and Its Affiliates

                                      Financial Statements
                                  and Supplemental Schedules


                             Years Ended December 31, 1996 and 1995




                                             Contents

Report of Independent Auditors................................................1


Financial Statements

Statements of Net Assets Available for Benefits...............................3
Statements of Changes in Net Assets Available for Benefits ...................4
Notes to Financial Statements ................................................5


Supplemental Schedules

Item 27a - Schedule of Assets Held for Investment Purposes...................12
Item 27d - Schedule of Reportable Transactions...............................13

                          Report of Independent Auditors



Compensation and Benefits Committee of the 401(k) Stock Purchase Plan for the Employees of
  Cullen/Frost Bankers, Inc. and Its Affiliates
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of the 401(k) Stock Purchase Plan for the Employees of Cullen/Frost Bankers, Inc. and Its Affiliates as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996 and 1995, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1996, and reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's

Compensation and Benefits Committee of the 401(k) Stock Purchase Plan for the Employees of
  Cullen/Frost Bankers, Inc. and Its Affiliates



Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1996 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1996 financial statements taken as a whole.

The schedule of assets held for investment purposes that accompanies the Plan's financial statements does not disclose the historical cost of certain plan assets held by the Plan trustee. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.


                                                  /s/Ernst & Young LLP
June 20, 1997

            401(k) Stock Purchase Plan for the Employees of
             Cullen/Frost Bankers, Inc. and Its Affiliates

            Statements of Net Assets Available for Benefits



                                                     December 31
                                                  1996          1995
                                              --------------------------
Assets
Investments, at fair value:
 Common stock of Cullen/Frost Bankers, Inc.   $	48,389,886  $ 38,632,050
 AIM Short-Term Prime Money Market Fund          3,638,886     3,837,669
 AIM LTD Maturity Treasury Fund                    557,177             -
 Templeton Growth Fund                           1,788,533             -
 Fidelity Advisor Growth Opportunities Fund      2,492,788             -
 Optimum Mix/Total Return Portfolio              2,380,739             -
Participant loans                                4,734,801     2,738,364
                                              --------------------------
Total investments                               63,982,810    45,208,083


Receivables:
 Employer contributions                             87,841             -
 Participants' contributions                       143,447       112,921
 Proceeds of sale of common stock of
   Cullen/Frost Bankers, Inc.                      365,085       325,993
Interest                                               256        14,757
                                              --------------------------
Net assets available for benefit              $ 64,579,439  $ 45,661,754
                                              ==========================



See accompanying notes.

             401(k) Stock Purchase Plan for the Employees of
              Cullen/Frost Bankers, Inc. and Its Affiliates

       Statements of Changes in Net Assets Available for Benefits



                                               Year Ended December 31
                                                1996           1995
                                             ---------------------------
Additions to net assets attributed to:
 Investment activities:
  Interest                                   $    179,797   $    161,260
  Dividends                                     1,482,206        880,968
  Net appreciation in fair value of
   investments                                 12,622,446     14,969,335
                                             ---------------------------
                                               14,284,449     16,011,563

 Contributions:
  Employer                                      1,565,914         57,149
  Participants                                  5,501,575      2,739,074
                                             ---------------------------
Total additions                                21,351,938     18,807,786

Deductions from net assets attributed to:
 Benefits paid to participants                  2,434,253      1,803,705
                                             ---------------------------
Net increase                                   18,917,685     17,004,081

Net assets available for benefits at
 beginning of year                             45,661,754     28,657,673
                                             ---------------------------

Net assets available for benefits at
 end of year                                 $ 64,579,439   $ 45,661,754
                                             ===========================




See accompanying notes.

               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                        Notes to Financial Statements

                          December 31, 1996 and 1995


1.  Significant Accounting Policies

The accounting records of the 401(k) Stock Purchase Plan for the Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (the Plan) are maintained on the accrual basis of accounting.

The Plan's investments are held in common stock of Cullen/Frost Bankers, Inc.
(CFBI), AIM LTD Maturity Treasury Fund, Templeton Growth Fund, Fidelity Advisor Growth Opportunities Fund, and Optimum Mix/Total Return Portfolio, which are stated at fair value based on quoted market prices on the valuation date, and in a money market fund. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statements of changes in net assets available for benefits as net appreciation in fair value of investments. Money market investments are valued at cost which approximates fair value.

Administrative expenses of the Plan are paid by Cullen/Frost Bankers, Inc.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

Certain 1995 balances have been reclassified to conform with 1996 classification.

2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

             401(k) Stock Purchase Plan for the Employees of
              Cullen/Frost Bankers, Inc. and Its Affiliates

                 Notes to Financial Statements (continued)

                         December 31, 1996 and 1995


2.  Description of the Plan (continued)

General

The Plan is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code and covers full-time employees who complete 90 days of service and part-time employees who complete 90 days of service and are scheduled to work more than 1,000 hours in a year. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and Investment Options

Participants may contribute an amount not less than 2% and not exceeding 16% of their compensation, limited by 401(k) regulations, and may direct investments of their accounts in either common stock of CFBI, AIM LTD Maturity Treasury Fund, Templeton Growth Fund, Fidelity Advisor Growth Opportunities Fund, Optimum Mix/Total Return Portfolio, or AIM Short-Term Prime Money Market Fund. Participants are able to invest their contributions in these funds in 1% increments. CFBI matches 100% of the participants' contributions up to 6% of the participants' compensation.

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of (a) the Company's contributions and (b) Plan earnings.
Forfeited balances of terminated participants' nonvested accounts are used to restore forfeitures of reemployed participants, pay administrative expenses, or reduce future company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

              401(k) Stock Purchase Plan for the Employees of
               Cullen/Frost Bankers, Inc. and Its Affiliates

                  Notes to Financial Statements (continued)

                          December 31, 1996 and 1995


2.  Description of the Plan (continued)

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants employed prior to January 1, 1991 are 100% vested in their employer contributions. Participants employed after December 31, 1990 vest in their employer contributions at 20% per year with 100% vesting occurring after completion of five years of service, upon death or disability, or when the participant reaches age 65.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50% of their account balance, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan transactions are treated as a transfer from (to) the investment fund to (from) the loan fund. Loan terms range from one to five years or up to 30 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest are paid ratably through semi-monthly payroll deductions. Subject to IRS limitations, participants may make hardship withdrawals from a portion of their 401(k) contributions to pay for an immediate and heavy financial need.

Payment of Benefits

Upon normal retirement at age 65, or in the event of death or disability, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) Plan account. Distribution of a participant's account must occur no later than April of the calendar year after the participant reaches age 70 1/2. In the event of termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) Plan account.

                401(k) Stock Purchase Plan for the Employees of
                 Cullen/Frost Bankers, Inc. and Its Affiliates

                   Notes to Financial Statements (continued)

                           December 31, 1996 and 1995


2.  Description of the Plan (continued)

Plan Termination

Although it has not expressed any intent to do so, CFBI has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

3.  Benefits Payable to Terminated Participants

At December 31, 1996, there were ten terminated participants in the Plan entitled to aggregate vested benefits totaling $27,961 in cash distributions and 9,479 shares of CFBI common stock, or $315,177, applying the fair market value of the stock of $33.25 per share at December 31, 1996. The actual distribution of these benefits, in the form of stock and cash, will occur subsequent to December 31, 1996 at the per share market price as of the distribution date subsequent to year-end for those participants. At December 31, 1995, there were 22 terminated participants entitled to aggregate vested benefits totaling 5,547 shares of CFBI common stock, or $277,350, applying the fair market value of the stock of $50 per share at December 31, 1995.

4.  Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:


                                                     December 31
                                                 1996           1995
                                              ---------------------------
Net assets available for benefits per the
 financial statements                         $ 64,579,439  $ 45,661,754
Amounts allocated to withdrawing
 participants                                     (343,138)     (277,350)
                                              ---------------------------
Net assets available for benefits per the
 Form 5500                                    $ 64,236,301  $ 45,384,404
                                              ===========================

               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                  Notes to Financial Statements (continued)

                            December 31, 1996 and 1995


4.  Form 5500 (continued)

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:


                                                Year Ended December 31
                                                 1996            1995
                                                -------------------------
Benefits paid to participants per the financial
 statements                                     $ 2,434,253  $ 1,803,705
Add:  Amounts allocated to withdrawing
 participants at the end of the year                343,138      277,350
Less:  Amounts allocated to withdrawing
 participants at the end of the prior year         (277,350)    (492,125)
                                                -------------------------

Benefits paid to participants per the
 Form 5500                                      $ 2,500,041  $ 1,588,930
                                                ========================

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

5.  Income Tax Status

The Plan obtained its latest determination letter on October 26, 1996, in which the Internal Revenue Service stated that the Plan is in compliance with the applicable requirements of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

             401(k) Stock Purchase Plan for the Employees of
              Cullen/Frost Bankers, Inc. and Its Affiliates

                 Notes to Financial Statements (continued)

                        December 31, 1996 and 1995


6. Statement of Changes in Net Assets Available for Benefits Segregated by Participant Directed Investment Type

The following represents the changes in net assets available for benefits segregated by participant directed investment type:



                                              Cullen/Frost      AIM Short-
                                              Bankers, Inc.     Term Prime      AIM LTD
                                              Common Stock     Money Market     Maturity
                                  Totals          Fund             Fund       Treasury Fund
                               -------------------------------------------------------------
Additions to net assets
 attributed to:
  Interest                     $   179,797    $         -   $   179,797        $         -
  Dividends                      1,482,206      1,178,814             -             13,968
  Net appreciation in fair
   value of investments         12,622,446     12,280,645             -             (1,251)
  Investment election transfer           -     (3,817,139)     (637,460)           339,447

  Contributions:
   Employer                      1,565,914      1,565,914             -                  -
   Employee                      5,501,575      2,672,820       600,193            227,963
  Loan withdrawals                       -     (3,699,677)     (226,983)           (18,297)
                               ------------------------------------------------------------
Total additions (decreases)     21,351,938     10,181,377       (84,453)           561,830

Deductions to net assets
 attributed to:
  Benefits paid to terminated
   participants                  2,434,253      1,961,552       311,007             12,409
  Loan interest and principal            -     (1,680,969)     (196,677)            (7,756)
                               ------------------------------------------------------------
Total deductions (additions)     2,434,253        280,583       114,330              4,653
                               ------------------------------------------------------------
Net increase (decrease)         18,917,685      9,900,794      (198,783)           557,177

Net assets available for
 benefits at beginning of year  45,661,754     39,085,721     3,837,669                  -
                               ------------------------------------------------------------

Net assets available for
 benefits at end of year       $64,579,439    $48,986,515   $ 3,638,886        $   557,177
                               ============================================================

              401(k) Stock Purchase Plan for the Employees of
               Cullen/Frost Bankers, Inc. and Its Affiliates

                  Notes to Financial Statements (continued)

                         December 31, 1996 and 1995


6. Statement of Changes in Net Assets Available for Benefits Segregated by Participant Directed Investment Type (continued)

                                             Fidelity Advisor     Optimum
                                                 Growth          Mix/Total
                                Templeton     Opportunities       Return      Participant
                               Growth Fund        Fund           Portfolio       Loans
                              ------------------------------------------------------------
Additions to net assets
 attributed to:
  Interest                      $         -     $                $         -   $         -
  Dividends                          81,799          152,772          54,853             -
  Net appreciation in fair
   value of Investments             126,401          172,494          44,157             -
  Investment election transfer    1,053,455        1,154,394       1,907,303             -

  Contributions:
   Employer                               -                -               -             -
   Employee                         568,735        1,045,285         386,579             -
  Loan withdrawals                  (33,154)         (88,617)        (48,402)    4,115,130
                               ------------------------------------------------------------
Total additions (decreases)       1,797,236        2,436,328       2,344,490     4,115,130

Deductions to net assets
 attributed to:
  Benefits paid to terminated
   participants                      58,267           68,020          22,998             -
  Loan interest and principal       (49,564)        (124,480)        (59,247)    2,118,693
                               ------------------------------------------------------------
Total deductions (additions)          8,703          (56,460)        (36,249)    2,118,693
                               ------------------------------------------------------------
Net increase (decrease)           1,788,533        2,492,788       2,380,739     1,996,437

Net assets available for
 benefits at beginning of year            -                -               -     2,738,364
                               ------------------------------------------------------------

Net assets available for
 benefits at end of year        $ 1,788,533      $ 2,492,788     $ 2,380,739   $ 4,734,801
                              =============================================================

                      Supplemental Schedules

          401(k) Stock Purchase Plan for the Employees of
           Cullen/Frost Bankers, Inc. and Its Affiliates

     Item 27a-Schedule of Assets Held for Investment Purposes

                         December 31, 1996


                               Description of
                            Investment, Including
Identity of Issue,         Maturity Date, Rate of
 Borrower, Lessor,        Interest, Collateral, Par                   Current
 or Similar Party              or Maturity Date           Cost          Value
----------------------------------------------------------------------------------
*Cullen/Frost Bankers,     Common Stock
 Inc.                      1,455,335 shares          **$ 48,389,886   $ 48,389,886

AIM Short-Term Prime       Money market deposit
Money Market Fund           account, variable
                            interest, available upon
                            demand                        3,638,886      3,638,886

*Participant loans         Interest accrued at Frost
                            National Bank prime
                            rate, varying maturity
                            dates, 8.25 - 8.50%
                            charged during 1996                   -      4,734,801

Optimum Mix/Total
 Return Portfolio          Mutual fund                    2,319,444      2,380,739

AIM LTD Maturity
 Treasury Fund             Mutual fund                      557,350        557,177

Templeton Growth Fund      Mutual fund                    1,687,282      1,788,533

Fidelity Advisor Growth
 Opportunities Fund        Mutual fund                    2,369,053      2,492,788


*   Denotes party-in-interest
** Market value was substituted in lieu of historical cost due to historical cost not being available. See paragraph five in "Report of Independent
    Auditors" for disclosure.

                        401(k) Stock Purchase Plan for the Employees of
                         Cullen/Frost Bankers, Inc. and Its Affiliates


                        Item 27d - Schedule of Reportable Transactions

                                  Year Ended December 31, 1996


                               Description of                                                  Current Value
                          Asset (Including Interest                                             of Asset on
 Identity of                 Rate and Maturity         Purchase        Selling      Cost of      Transaction    Net Gain
Party Involved*              in Case of a Loan)          Price          Price        Asset          Date       or (Loss)
---------------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of
Securities Transactions
                          Templeton Growth Fund      $ 2,004,015    $         -    $ 2,004,015    $ 2,004,015    $        -
                          Templeton Growth Fund                -        329,899        304,749        329,899        25,150
                          Loan Fund                    4,115,130              -      4,115,130      4,115,130             -
                          Loan Fund                            -      2,118,693      2,118,693      2,118,693             -
                          AIM Short-Term Prime
                           Money Market Fund           3,011,972              -      3,011,972      3,011,972             -
                          AIM Short-Term Prime
                           Money Market Fund                   -      2,432,103      2,432,103      2,432,103             -
                          Growth Opportunities         3,583,675              -      3,583,675      3,583,675             -
                          Growth Opportunities                 -        451,287        402,528        451,287        48,759

                          Common stock:
                          Cullen/Frost Bankers,Inc.    9,401,249              -      9,401,249      9,401,249             -
                          Cullen/Frost Bankers,Inc.            -     10,133,173   **10,133,173     10,133,173             -

There were no
Category (i), (ii), or
(iv) transactions
during the year ended
December 31, 1996.


*   All transactions on market
** Market value was substituted in lieu of historical cost due to historical cost not being available. See paragraph five in "Report of Independent
    Auditors" for disclosure.

                                                                          13